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                                                     EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-32959 of Cinemark USA, Inc. on Form S-4 of our report dated March 10, 1997, (which report includes an explanatory paragraph concerning the Company's change in 1996 in its method of accounting for the impairment of long lived assets and long lived assets to be disposed of to conform with Statement of Financial Accounting Standards No. 121) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP

September 18, 1997
Dallas, Texas